LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

TULSA OFFICE
First Place Tower
15 East Fifth Street • Suite 3500
Tulsa, Oklahoma 74103-4350
(918) 587-5521 • Fax: (918) 587-2881

HOUSTON OFFICE
Kellog Brown and Root Tower
601 Jefferson Ave. • Suite 3690
Houston, Texas 77002-7912
(713) 651-8006 • Fax: (281) 754-4934

CONSENT OF LEE KEELING AND ASSOCIATES, INC.

As independent oil and gas consultants, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form 10 (together with any amendments thereto, the "Registration Statement") (File No. 53093) of Maxim TEP, Inc. of information from our reserve report dated April 1, 2008, entitled "Estimated Reserves and Future Net Revenue Days Creek Field" and all references to our firm included in or made a part of the Registration Statement and any Prospectus to which such Registration Statement relates.

Lee Keeling and Associates, Inc.
LEE KEELING AND ASSOCIATES, INC.

Tulsa, Oklahoma
July 7, 2008